Exhibit 99.1

Contacts:

Investors:
Brad Cole Genomic Health 650-569-2281 investors@genomichealth.com

Media:
Emily Faucette Genomic Health 650-569-2824 media@genomichealth.com
Genomic Health Announces Appointment of Ginger Graham
to Board of Directors
REDWOOD CITY, Calif., December 8, 2008 — Genomic Health, Inc. (Nasdaq: GHDX) today announced the appointment of Ginger L. Graham to its board of directors. Ms. Graham is the former President and CEO of Amylin Pharmaceuticals, Inc.; a biopharmaceutical company dedicated to developing innovative medicines to improve the lives of people with diabetes and obesity. Prior to Amylin, Ms. Graham served as Group Chairman, Office of the President, for Guidant Corporation, a cardiovascular medical device manufacturer, and held a number of management positions at Eli Lilly and Company, a global pharmaceutical company.
“Ginger brings a wealth of industry leadership experience to Genomic Health’s board of directors, with expertise in developing and commercializing successful products for pharmaceutical and medical device companies,” said Randy Scott, Ph.D., chairman and CEO of Genomic Health. “Her appointment comes at an opportune time as we continue to expand our commercial efforts outside of the United States and invest in our product pipeline, as part of our mission to make individualized treatment standard practice for all cancer patients.”
Ms. Graham received a Bachelor of Science in agricultural economics from the University of Arkansas. She also holds a Master of Business Administration from Harvard University.
About Oncotype DX®
Oncotype DX is the first and only multi-gene expression test commercially available that has clinical evidence validating its ability to predict the likelihood of chemotherapy benefit as well as recurrence in early-stage breast cancer. Additionally, the test report provides quantitative scores for certain individual genes. Oncotype DX has been extensively evaluated in eleven clinical studies involving more than 4,000 breast cancer patients, including a large validation study published in The New England Journal of Medicine and a chemotherapy benefit study published in the Journal of Clinical Oncology. To date, 7,500 physicians have ordered more than 75,000 tests, and both Medicare and private health plans covering approximately 90 percent of U.S.

insured lives provide reimbursement for Oncotype DX through contracts, agreements and policy decisions. Both the American Society of Clinical Oncology (ASCO) and the National Comprehensive Cancer Network recommend the use of Oncotype DX for patients with node- negative breast cancer that is estrogen-receptor positive and/or progesterone- receptor positive. For more information about Oncotype DX, please visit http://www.oncotypedx.com.
About Genomic Health
Genomic Health, Inc. (Nasdaq: GHDX) is a life science company focused on the development and commercialization of genomic-based clinical laboratory services for cancer that allow physicians and patients to make individualized treatment decisions. In 2004, Genomic Health launched its first test, Oncotype DX(R), which has been shown to predict the likelihood of breast cancer recurrence and the likelihood of chemotherapy benefit in a large portion of early-stage breast cancer patients. The company was founded in 2000 and is located in Redwood City, California. For more information, please visit http://www.genomichealth.com.
Forward-looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements relating to the company’s mission to make individualized treatment standard practice for cancer patients, the ability of the company to continue to expand its commercial efforts outside of the United States and the ability of the company to continue to invest in its product pipeline. These risks and uncertainties include, but are not limited to: the results of additional clinical studies; the applicability of clinical study results to actual outcomes; the risk that we may not obtain or maintain sufficient levels of reimbursement for our test; the risks and uncertainties associated with the regulation of our tests by FDA; our ability to develop new tests; our ability to obtain capital when needed; our history of operating losses and the other risks set forth in our filings with the Securities and Exchange Commission, including the risks set forth in our Quarterly Report on Form 10-Q for the three-month period ended September 30, 2008. These forward-looking statements speak only as of the date hereof. Genomic Health disclaims any obligation to update these forward- looking statements.
NOTE: The Genomic Health logo, Oncotype, Oncotype DX and Recurrence Score are trademarks or registered trademarks of Genomic Health, Inc. All other trademarks and service marks are the property of their respective owners.
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